[DESCRIPTION]  Price Waterhouse LLP
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                    [PRICE WATERHOUSE LLP LETTERHEAD]


November 7, 1995

To the Board of Trustees of the
Van Kampen American Capital Texas Tax Free Income Fund

In planning and performing our audit of the financial statements of the Van Kampen American Capital Texas Tax Free Income Fund (the "Fund") for the year ended September 30, 1995, we considered its internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purposes of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the internal control structure.

The management of the Fund is responsible for establishing and maintaining an internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control structure policies and procedures. Two of the objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are appropriately safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in conformity with generally accepted accounting principles.

Because of inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projection of any evaluation of the structure to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control structure would not necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.






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November 7, 1995
To the Board of Trustees
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However, we noted no matters involving the internal control structure, including procedures for safeguarding securities, that we consider to be material weaknesses as defined above as of September 30, 1995.

This report is intended solely for the information and use of management and the Securities and Exchange Commission.

/s/ PRICE WATERHOUSE LLP



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                                                              [LOGO]
                      [PRICE WATERHOUSE LLP LETTERHEAD]


November 7, 1995


To the Board of Trustees and Management of the Van Kampen American Capital Texas Tax Free Income Fund


We have examined the accompanying description of the specific control objectives and the control procedures that achieve those objectives of the Van Kampen American Capital Texas Tax Free Income Fund (the Fund) relating to that segment of its system for allocating the results of operations of the Fund to separate classes of shares and calculating the respective net asset values and dividends and distributions (the Multiple Class System) as of September 30, 1995. Our examination included procedures to obtain reasonable assurance about whether (1) the accompanying description presents fairly, in all material respects, the aspects of the Fund's policies and procedures that may be relevant to understanding the internal control structure relating to the Multiple Class System, and (2) the control structure policies and procedures included in the description were suitablydesigned to achieve the control objectives specified in the description, if those policies and procedures were complied with satisfactorily, and (3) such policies and procedures had been placed in operation as of September 30, 1995. The control objectives were specified by management of the Fund. Our examination was performed in accordance with standards established by the American Institute of Certified Public Accountants and included those procedures we considered necessary in the circumstances to obtain a reasonable basis for rendering our opinion.

In our opinion, the accompanying description of the Multiple Class System presents fairly, in all material respects, the relevant aspects of the Fund's policies and procedures that had been placed in operation as of September 30, 1995. Also, in our opinion, the policies and procedures, as described, are suitably designed to provide reasonable assurance that the specified control objectives would be achieved if the described policies and procedures were complied with satisfactorily.

In addition to the procedures we considered necessary to render our opinion as expressed in the previous paragraph, we applied tests to specific policies and procedures in the Multiple Class System as listed in the Appendix (Price Waterhouse LLP Tests of Operating Effectiveness) to obtain evidence about the effectiveness of such policies and procedures in meeting the control objectives during the year ended September 30, 1995. The specific policies and procedures and the nature, timing, extent, and results of the tests are listed in the Appendix of this report. In our





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November 7, 1995
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opinion, the policies and procedures that were tested were operating with sufficient effectiveness to provide reasonable, but not absolute, assurance that the control objectives specified were achieved during the period indicated.

The description of specific policies and procedures of the Fund's Multiple Class System is as of September 30, 1995, and information about tests of the operating effectiveness of specified policies and procedures covered the period from October 1, 1994 to September 30, 1995. Any projection of such information to the future is subject to the risk that, because of change, the description may no longer portray the system in existence. The potential effectiveness of specific policies and procedures for the Multiple Class System is subject to inherent limitations and, accordingly, errors or irregularities may occur and not be detected. Furthermore, the projection of any conclusions, based on our findings, to future periods is subject to the risk that changes may alter the validity of such conclusions.

This report is intended solely for use by the Trustees and management of the Fund, and the Securities and Exchange Commission, and should not be used for any other purpose.


/s/ PRICE WATERHOUSE LLP